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         Exhibit No. 11 Statement re Computation of Earnings Per Share


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
                                                       Year Ended
                                                    December 31, 2000
                                                    -----------------
Income available to common stockholders                $4,475,610

Weighted average shares outstanding                     2,632,265

Basic earnings per share                               $     1.70

Income for diluted earnings per share                  $4,475,610

Total weighted average common shares
 and equivalents outstanding for
 diluted computation                                    2,632,265

Diluted earnings per share                             $     1.70
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